U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 15, 2007

SKRM Interactive Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-24370	33-0611748
(Commission File No.)	(IRS Employer Identification No.)

14553 South 790 West
Bluffdale, Utah 84065
(866) 922-9533
(Address and telephone number of principal executive offices and place of business)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below)

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13ed-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01    Changes in and Disagreements With Accountants on Accounting and Financial Disclosure

On January 10, 2008, SKRM Interactive, Inc. (the “Company”) filed a Current Report on Form 8-K (the “Initial Form 8-K”) to report, among other events, a change in the Company’s principal independent accountant. The Company is filing this Amendment No. 1 to Current Report on Form 8-K for the purpose of amending the disclosure set forth in Item 4.01 of the Initial Form 8-K to provide additional information regarding such change.

On September 12, 2007, the Company, Jeffrey Martin, Sector 10 Services-USA, Inc. (“Sector 10 Services”), Sector 10 Holdings, Inc. (“Sector 10 Holdings”) and the Pericles DeAvila Institute for Humanitarian Studies (the “DeAvila Institute”) entered into a Stock Exchange Agreement (the “Exchange Agreement”) setting forth the terms and conditions upon which the Company and the other parties thereto proposed to consummate a stock exchange transaction pursuant to which Sector 10 Holdings and the DeAvila Institute would transfer to the Company approximately 75% of the issued and outstanding shares of common stock of Sector 10 Services in exchange for (i) the Company’s issuance and delivery to Sector 10 Holdings and the DeAvila Institute of 47,058,824 and 2,941,176 newly-issued shares of the Company’s common stock (the “Common Stock”), respectively, and (ii) Mr. Martin’s transfer and delivery to Sector 10 Holdings and the DeAvila Institute of 14,117,674 and 882,353 outstanding shares of Common Stock, respectively (collectively, the “Sector 10 Transaction”). A summary of the terms of the Exchange Agreement and related details were originally disclosed in a Current Report on Form 8-K filed with the Securities and Exchange Commission on October 11, 2007.

As a result of the completion of the Sector 10 Transaction discussed above, the Board of Directors of the Company (the “Board”) determined that the Company should engage a principal independent accountant with offices in close proximity to the Company’s current headquarters and operations. Since the previous principal independent accountant of the Company does not satisfy the requirements set forth by the Board, on November 19, 2007, the Board dismissed the previous principal independent accountant of the Company and engaged a new principal independent accountant. The actions associated with the foregoing dismissal and engagement are set forth below:

(a) Dismissal of Previous Principal Independent Accountant

On November 19, 2007, the Board took action to dismiss Malone and Bailey, PC, of Houston, Texas (the “Former Accountant”), as the Company’s principal independent accountant. On January 25, 2008, the Company notified the Former Accountant of the dismissal. The Former Accountant’s reports on the Company’s financial statements for the past two years, and for the interim period through January 25, 2008, did not contain an adverse opinion or disclaimer of opinion, nor were they modified as to uncertainty, audit scope or accounting principles. The Company has had no disagreements with the Former Accountant on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the Former Accountant’s satisfaction, would have caused it to make reference to the subject matter of the disagreement in connection with its report.

The Company has provided to the Former Accountant a copy of the disclosures set forth in this Item 4.01 and has requested that the Former Accountant furnish the Company with a letter addressed to the U.S. Securities and Exchange Commission (the “Commission”) stating whether it agrees with the statements made by the Company and, if not, stating the respects in which it does not agree. Upon receipt of the Former Accountant’s letter, the Company intends to file such letter with the Commission by amendment to this report.

(b) Engagement of New Principal Independent Accountant

On November 19, 2007, the Board engaged the following firm to serve as the principal independent accountant of the Company for the Company’s fiscal year ending March 31, 2008.

HJ & Associates, LLC
50 West Broadway
Suite 600
Salt Lake City, UT 84101-2039
Phone: (801) 328-4408

During the two most recent years and through November 19, 2007, the Company had not consulted with HJ & Associates, LLC (the “New Accountant”) regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and no written report or oral advice was provided to the Company by concluding there was an important factor to be considered by the Company in reaching a decision as to an accounting, auditing or financial reporting issue: or, (ii) any matter that was the subject of disagreement, as that term is defined in Item 304(a)(1)(v) of Regulation S-K and the related instructions to item 304 of Regulation S-K. or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

The Company has provided to the New Accountant a copy of the disclosure required by this Item 4.01, and has provided the New Accountant the opportunity to furnish the Company with a letter addressed to the Commission containing any new information, clarification of the Company’s expression of its views, or the respects in which it does not agree with the Company’s statements made in response to this Item. The New Accountant has declined to furnish the Company with such a letter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:    January 25, 2008
SKRM Interactive Inc. By: Pericles DeAvila Pericles DeAvila, President